Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED DECEMBER 2, 2024
TO THE PROSPECTUS DATED APRIL 12, 2024

This supplement No. 12 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 12 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•update to the "Net Asset Value Calculation and Valuation Guidelines" section of the prospectus; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from October 1, 2024 through November 30, 2024, we redeemed 6,084,286 shares for a total of approximately $70,534,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from October 1, 2024 through December 31, 2024 are limited to approximately $127,659,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Updates to our Prospectus
The following disclosure replaces the "Mortgage Loans" paragraph of the "Net Asset Value Calculation and Valuation Guidelines" section on page 132 of the Prospectus:
Mortgage Loans
Investments in first mortgages and other debt interests will initially be valued by our Advisor at our acquisition cost and will remain at that value until a review by our Advisor of a monthly collateral operations report indicates that a loan may become real estate owned or the value of the collateral may be less than the debt, indicating impairment, at which time a third party appraisal will be performed and any adjustments to the value of the investment will be made. The Board may retain additional independent valuation firms to assist with the valuation of private mortgage loans. Notwithstanding the foregoing, this policy only applies to investments in private debt interests and does not apply to any debt facilities placed on Direct Property Investments or Company-level credit or debt facilities, which will be carried at cost.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from November 1 to November 30, 2024, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
November 1, 2024	$11.57	$11.59	$11.61	$11.59	$11.57
November 4, 2024	$11.57	$11.59	$11.61	$11.59	$11.57
November 5, 2024	$11.57	$11.60	$11.61	$11.59	$11.58
November 6, 2024	$11.59	$11.61	$11.62	$11.61	$11.59
November 7, 2024	$11.58	$11.60	$11.62	$11.60	$11.58
November 8, 2024	$11.58	$11.60	$11.62	$11.60	$11.58
November 11, 2024	$11.59	$11.61	$11.63	$11.61	$11.59
November 12, 2024	$11.59	$11.61	$11.63	$11.61	$11.59
November 13, 2024	$11.59	$11.61	$11.63	$11.61	$11.59
November 14, 2024	$11.59	$11.61	$11.63	$11.61	$11.59
November 15, 2024	$11.59	$11.61	$11.63	$11.61	$11.60
November 18, 2024	$11.59	$11.62	$11.63	$11.62	$11.60
November 19, 2024	$11.60	$11.62	$11.64	$11.62	$11.60
November 20, 2024	$11.60	$11.62	$11.64	$11.62	$11.60
November 21, 2024	$11.60	$11.62	$11.64	$11.62	$11.60
November 22, 2024	$11.60	$11.63	$11.64	$11.63	$11.61
November 25, 2024	$11.60	$11.63	$11.64	$11.63	$11.61
November 26, 2024	$11.60	$11.63	$11.64	$11.63	$11.61
November 27, 2024	$11.60	$11.63	$11.64	$11.63	$11.61
November 29, 2024	$11.59	$11.61	$11.63	$11.61	$11.60
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.